Exhibit 99.1

Press Release

December 2, 2010

Four Rivers (trading as Verta Energy) CEO - guest speaker at the prestigious 4th ICIS Bioresources Summit held in the UK

On 25th November 2010, Stephen Padgett, the Chief Executive Officer of Four Rivers Bioenergy Inc, (OCTBB: FRBE & OTCQB: FRBE) now re-branding itself as Verta Energy (“Verta Energy” or “the Company”) appeared as a guest speaker at 4th ICIS Bioresources Summit held in Newcastle, United Kingdom.

The event was sponsored by the North East of England Process and Industry Cluster (“NEPIC”) a regional government organisation created to promote the development and promotion of the regeneration of the North East of England’s industrial base into being at the forefront of the National Renewable Energy Strategy.

In his presentation, Mr. Padgett highlighted the significant progress that has been made to date by the Company in the development of its first Waste to Energy Project at its site in Northumberland, UK, as well as the rebranding of the business to trade henceforth as Verta Energy.

Mr. Padgett also took the opportunity to identify the three distinct phases to produce energy over the next 3 to 4 years from 7 MW, to 20 MW and ultimately to 50MW of capacity per hour of operation, albeit due to the modular approach to expansion, there may be intermediate phases depending upon the most effective sources and uses of capital and the reinvestment policy adopted.

The delegates were also presented with how the Company intended to mitigate risks typical with such a project through its vertical integration strategy and prudent and cautious approach to project implementation.

Other presenters at the conference included the local growers’ network, who identified the developments in the yield enhancement of the regional rapeseed oil market – the largest in the UK as a feedstock for the bioenergy industry.  While Verta Energy’s core feedstock strategy is based upon waste oils processing into generator fuels, this plays well to Verta Energy’s complimentary vertical integration through crushing virgin oil from oil seed rape from local suppliers as a blend feedstock for generator fuel production.

The closing remarks of the conference were delivered by Lord Henley, Parliamentary Under Secretary of State for Department for Environment, Food and Rural Affairs (“DEFRA”), who reaffirmed his support for the developments taking place in the UK and the significant advantage that the North East of England has by using its industrial experience and infrastructure to develop a Renewable Energy platform.

Stephen Padgett, CEO commented “It was a great honour to be invited to speak at such a prestigious conference for the industry and particularly in the North East region. It is very clear that the North East is leading the charge for Renewable Energy development in the UK and I am delighted that Verta Energy is emerging as a key player in that process. Our vertical integration strategy is being well received by the industry and potential supply chain partners and I believe we have a first mover advantage for the capture, processing and conversion of liquid biomass waste into renewable energy.”

The presentation made by Mr. Padgett can be viewed online at the Company’s website http://www.riv4ers.com/corporate_presentations.html.

About Four Rivers BioEnergy Inc.

Four Rivers BioEnergy Inc. is focused on realizing the potential to produce and sell energy (in the form of electricity) from sustainable waste and renewable feedstocks. Our business model involves the vertical integration of the energy production cycle from feedstock procurement and processing through to electricity generation and sale, all within one business model and on integrated industrial sites.  We are presently in the final phases of completing our first Integrated Waste to Energy Plant on an industrial site in the UK which we acquired in 2009.

To find out more about Four Rivers BioEnergy Inc (OTCBB: FRBE), visit our website at http://www.riv4ers.com.

Contacts:

Stephen Padgett, Chief Executive Officer

Tel: +44 1642 674085

Fax: +441642 674415

Email: stephenpadgett@riv4ers.com

Martin Thorp, Chief Financial Officer

Tel +44 207 499 1730

Fax: +44 1642 674415

Email: martinthorp@riv4ers.com

Laurel Moody, Investor Relations

Corporate Profile, LLC

Tel +1 646 810 0608

Email: lmoody@corporateprofile.com

Alvaro Novillo, Spanish Investor Relations

Tel +34 664 408 206

Email: ir4rivers.esp@gmail.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The company discussed in this release is not obligated to update its forward-looking statements or comment on those differences. Readers are encouraged to refer to the recent public filings of the company to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.

SOURCE: Four Rivers BioEnergy Inc.